Exhibit 10.2

                     WRITTEN DESCRIPTION OF LEASE AGREEMENT

LEASE AGREEMENT ENTERED BY AVI FRIEDMAN, (HEREINAFTER "LESSOR"), AND BY VB TRADE, INC. (HEREINAFTER THE "LESSEE"), SUBJECT TO THE FOLLOWING RECITALS AND
CLAUSES:

     1.- LESSOR states that:

     1.1 It is the owner of the premises at #2 Egoz Street, P.O. Box 106, Moshav Beni Zion, Israel, 60910

     2.- LESSEE states that:

     2.1 It is a company incorporated according to the laws of Nevada by means of its articles of incorporation dated July 6, 2005.

     3.- Both parties state that:

     3.1 They agree to submit themselves to the provisions contained in the following:

                                  C L A U S E S

FIRST.- SUBJECT MATTER OF THE LEASE.- LESSOR leases to LESSEE an area of approximately 300 square feet located at #2 Egoz Street, P.O. Box 106, Moshav Beni Zion, Israel, 60910, to carry out its business.

Likewise, LESSOR grants the access and use to LESSEE to carry out its business, being at LESSEE's sole cost and expense, without any responsibility for LESSOR.

SECOND.- PRICE OF THE LEASE.- LESSEE is not obliged to pay to LESSOR any money per month.

THIRD.- TERM OF THE LEASE.- The term of the lease will be INDEFINITE, any party may terminate the same by giving written notice to the other with 30 days advance notice. The Lease will be effective as of February 1, 2007.

FOURTH.- LESSEE agrees that all permanent works and improvements carried out in the leased premises will remain for the benefit of LESSOR.

FIFTH.- LESSEE is obliged to maintain the leased premises and return them at the conclusion of the lease in good conditions of conservation and maintenance, normal tear and wear excepted. Likewise, LESSEE should deliver the leased premises free of any claim or liability whether of labor, fiscal or administrative nature or obligations against third parties.

SIXTH.- For the interpretation and fulfillment of this agreement, the parties submit themselves to the laws and jurisdiction of Israel.